Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Mutual Funds

We consent to the use of our report dated December 30, 2008, incorporated herein by reference, to ING Global Value Choice Fund, ING International Value Choice Fund and ING Global Bond Fund, each a series of ING Mutual Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 29, 2009